Memorandum

DATE: May 25, 2000

TO:   Officers and Employees

FROM: Richard Straczynski

RE:   Update on the Proxy Fight

We are vigorously attempting to get our message out to our stockholders. This is being accomplished by letters and telephone calls, and this will continue. We apologize, in advance, for these multiple contacts, but it is important to "Get the vote out" just like in any election.

To date, stockholders have received two mailings from People's Bancshares and one or two from the Kingston Group. We are mailing an additional letter today with proxy cards. If you should receive questions as to why they are receiving proxy cards, please reassure them that they only need to vote once and that they should vote only the White proxy card, if they choose to vote in favor of management. They can destroy any additional mailing material received.

If they voted a Blue card they may still vote a White card and support our management team; only the latest dated and properly executed card will count. If they did not receive a card from their Broker, they must contact their broker for instructions. We are unable to provide them with a card as it will need to have an identifying code from their broker. Please obtain name, number of shares and complete address of any shareholders who holds their shares through a broker and forward this information to Mary Ann Wilson or Donna Boulanger.

The white proxy card that the Bank is able to provide, is for those shareholders who are Registered Stockholders; this means they have the actual Stock Certificate in their possession and it is not held in a brokerage account.

Attached is a copy of our second and third mailings as well as a copy of a recent Editorial in the Brockton Enterprise. Any further inquiries should be directed to one of the following: Richard Straczynski, Colin Blair, Donna Boulanger, Maureen Gregory or Mary Ann Wilson.

It is extremely important that all stockholders vote their shares. Please encourage anyone who inquires to sign and return only the White proxy card furnished to them by People's Bancshares, either directly or through their Broker.